Exhibit 99.2

COMMUNICATE.COM INC.

BOARD OF DIRECTORS

COMPENSATION COMMITTEE CHARTER

As Adopted January 22, 2008

Purpose and Responsibilities

The Board of Directors (the “Board”) of Communicate.com Inc. (the “Company”), delegates to the Compensation Committee of the Board (the “Compensation Committee”) strategic and administrative responsibility on a broad range of issues.  The Compensation Committee’s basic responsibility is to assure that the Chief Executive Officer, other officers, and key management of the Company are compensated effectively in a manner consistent with the stated compensation strategy of the Company, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies.  In addition, the Compensation Committee is responsible for establishing general compensation guidelines for non-management employees.

The Compensation Committee will be responsible for overseeing and, as appropriate, making recommendations to the Board regarding the annual salaries and other compensation of the executive officers of the Company, the Company’s general employee compensation and other policies, providing assistance and recommendations with respect to the compensation policies and practices of the Company.  The Compensation Committee is authorized to carry out these activities and other actions reasonably related to the Compensation Committee’s purposes or assigned by the Board from time to time.

In particular, the Compensation Committee will:

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On an annual basis, without the participation of the Company’s Chief Executive Officer, (i) review and approve the corporate goals and objectives with respect to compensation for the Chief Executive Officer, (ii) evaluate the Chief Executive Officer's performance in light of the established goals and objectives, and (iii) set the Chief Executive Officer's annual compensation, including salary, bonus, incentive and equity compensation.

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On an annual basis, review and approve (i) the evaluation process and compensation structure for the Company's other senior executives, and (ii) the Chief Executive Officer’s evaluation of the performance and his recommendations concerning the annual compensation, including salary, bonus, incentive and equity compensation, of other Company executive officers, and (iii) the recruitment, retention and severance programs for the Company’s senior executives and (iv) review the compensation structure for the Board.

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As appropriate, make recommendations to the Board with respect to executive incentive-compensation plans and equity-based plans and administer any incentive plans and bonus plans that include executive officers.

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Assist the Board in developing and evaluating potential candidates for executive officer positions, and oversee the development of executive succession plans.

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Review an annual report on executive compensation for inclusion in the Company's proxy statement, if required.

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On an annual basis, review and reassess the powers and duties of the Compensation Committee, adequacy of this charter and recommend any changes to the Board.

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Perform any other activities consistent with this charter, the Company’s bylaws and governing law, as the Compensation Committee of the Board deems necessary or appropriate.

Committee Membership

The Compensation Committee shall consist of up to three (3) directors.  Each member shall meet the independence requirements of the listing standards of the NASDAQ Capital Market (“NASDAQ”) and applicable laws and regulations of the Securities and Exchange Commission (the “SEC”), the requirements of an “outsider director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the requirements of a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.  For a director to be deemed “independent,” the Board must affirmatively determine the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with Company).  “Independence” also requires a five-year cooling-off period for directors who are or were employees of Company, or of its independent auditors and for immediate family members of the above.  If future SEC or NASDAQ rules require a more limited definition of “independent,” then this charter will be deemed amended when so required to conform with any additional limitations.

The members of the Compensation Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a chairperson of the Compensation Committee is elected by the full Board, the members of the Compensation Committee may designate a chairperson by majority vote of the full Compensation Committee membership.

Committee Meetings

The Compensation Committee shall meet at least annually towards the end of the Company’s fiscal year, and more frequently as circumstances dictate.  To the extent practicable, each of the Compensation Committee members shall attend each of the schedule meetings in person.

A majority of the Compensation Committee members currently holding office constitutes a quorum for the transaction of business.  The Compensation Committee shall take action by the affirmative vote of a majority of the Compensation Committee members present at a duly held meeting.

Policies and Procedures.

In carrying out its responsibilities, the Compensation Committee believes its policies and procedures should remain flexible in order to be able to best react to changing conditions, and to help ensure that the corporate accounting and reporting practices of the Company meet or exceed all applicable legal and business standards.  However, the Compensation Committee will:

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Investigate any matter brought to its attention within the scope of its duties.

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Obtain the approval of the full Board of this charter and review and reassess this charter at least annually or as conditions dictate.

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Meet in an executive session at least annually near the end of the Company’s fiscal year, and more frequently as circumstances dictate.

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Be governed by majority vote of its members.

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Report its actions and any recommendations to the Board after each Compensation Committee meeting and conduct and present to the Board an annual performance evaluation of the Compensation Committee.

In discharging its role, the Compensation Committee is empowered to inquire into any matter it considers appropriate to carry out its responsibilities, with access to all books, records, facilities and personnel of the Company.  The Compensation Committee shall be provided with whatever resources it needs to fulfill its responsibilities, including outstside consultants, as appropriate, and shall have sole authority to retain, terminate and determine the fees of any such consultant.  The Company shall provide adequate resources to support the Compensation Committee’s activities, including compensation of the Compensation Committee’s counsel, consultants and other advisors.